Exhibit 99.1

CohBar Reports Second Quarter 2022

Financial Results and Highlights Recent Corporate Progress

IND for CB5138-3 on track for second half of 2023

Conference call and webcast today at 5:00 p.m. ET, August 15, 2022

MENLO PARK, Calif., August 15, 2022 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company leveraging the power of the mitochondria and the peptides encoded in its genome to develop potential breakthrough therapeutics targeting chronic and age-related diseases, today reported its financial results for the second quarter ended June 30, 2022 and highlighted recent corporate progress.

“We remain excited about the opportunity for CB5138-3 and its potential to make a significant impact on the treatment of IPF. During the prior quarter, we continued to build out our clinical capabilities to support this second program entering the clinic,” stated Dr. Joseph Sarret, Chief Executive Officer. “Looking ahead, we are moving forward with promising interim formulations of CB5138-3 to support our planned IND filing in the second half of 2023. In addition, we continue to expand our research and target identification activities to further explore the potential of our mitochondrial peptide library using our Mito+ platform.”

Recent Updates and Second Quarter 2022 Highlights

●	IND Filing for CB5138-3 on Track: The company continued to advance CB5138-3, its lead program for Idiopathic Pulmonary Fibrosis (IPF), through IND-enabling studies and formulation activities. In the second half of 2023, CohBar expects to submit an Investigational New Drug Application (IND) for CB5138-3 to the US Food and Drug Administration.

●	Expanded Coverage for CB4211 with Two New Patents: The U.S. Patent and Trademark Office issued a patent, U.S. No. 11,332,497, covering methods of use of CB4211 for treating obesity. In addition, a Japanese patent covering CB4211 and related compositions, as well as a CB4211 medicine for treating NASH, was issued.

●	Strengthened Board with Appointment of Effie Tozzo, Ph.D: CohBar announced the appointment of Dr. Effie Tozzo as an independent director to the company’s board of directors. Dr. Tozzo brings 26 years of research and development expertise at both established pharmaceutical and innovative biotechnology companies, including extensive experience in mitochondria research.

•	Garnered Shareholder Approval to Effect a Reverse Stock Split: CohBar shareholders approved an amendment to the company’s certificate of incorporation to effect a reverse stock split by a ratio not to exceed 1-for-30. The company may utilize this corporate action to regain compliance with the Nasdaq $1.00 minimum bid price requirement. The company previously received an extension from Nasdaq to November 7, 2022 to achieve compliance with the Nasdaq listing requirements.

Second Quarter 2022 Financial Highlights

●	Cash, Cash Equivalents and Investments: The company had cash, cash equivalents and investments of $20.1 million as of June 30, 2022, compared to $26.2 million as of December 31, 2021. The cash burn for the quarter ended June 30, 2022 was approximately $3.5 million.

●	R&D Expenses: Research and development expenses were $1.2 million for the three months ended June 30, 2022, compared to $2.6 million in the prior year quarter. The decrease in research and development expenses was primarily due to lower preclinical and clinical trial costs due to the timing of those expenses.

●	G&A Expenses: General and administrative expenses were $1.6 million for the three months ended June 30, 2022, compared to $2.6 million in the prior year quarter. The decrease in general and administrative expenses was due to a decrease in compensation and stock-based compensation costs primarily due to the departure of the company’s former CEO in the prior year period.

●	Net Loss: For the three months ended June 30, 2022, net loss, which included $0.5 million of non-cash expenses, was $2.7 million, or $0.03 per basic and diluted share. For the three months ended June 30, 2021, net loss, which included $1.0 million of non-cash expenses, was $5.2 million, or $0.08 per basic and diluted share.

Details for the Conference Call:

Date: August 15, 2022

Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13730421

Webcast

-	A simultaneous webcast of the call will be accessible via the Investors section of the CohBar website at www.cohbar.com.

For individuals participating in the Investor Call or webcast, please call or login to the conference audio approximately 10 minutes prior to its start.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on August 15, 2022, through 11:59 p.m. Eastern Time on September 5, 2022. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID No. 13730421. The audio recording will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical-stage biotechnology company leveraging the power of the mitochondria and the peptides encoded in its genome to develop potential breakthrough therapeutics targeting chronic and age-related diseases with limited to no treatment options. CohBar has assembled a leading position in exploring the mitochondrial genome and its utility for the development of novel therapeutics, including world-renowned expertise in mitochondrial biology, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. CohBar is utilizing its Mito+ platform to identify and develop modified versions of natural peptides called analogs to treat a variety of serious conditions, with a focus on diseases involving inflammation and fibrosis. CohBar is planning to file an IND for its second clinical candidate CB5138-3 in the second half of 2023, with an initial indication of idiopathic pulmonary fibrosis. The company has previously demonstrated clinical proof of concept for its approach with the positive topline data from its CB4211 product candidate being developed for NASH and obesity.

For additional company information, please visit www.cohbar.com and engage with us on LinkedIn.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding ongoing and planned research and development activities, including planned clinical trials, regulatory status and strategies and the timing of announcements and updates relating to our regulatory filings and clinical trials; the ability to provide patent protection for our Mito+ platform; the ability to remain listed on the Nasdaq Capital Market, including with respect to potentially effecting a reverse stock split; expectations regarding the growth of therapies developed from modified mitochondrial peptides as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs and other potential therapies. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials and the timing of announcements and updates relating to our clinical trials and related data; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, or the possibility of other developments affecting the viability of CB4211 or CB5138-3 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable results that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

CohBar, Inc.

Condensed Balance Sheets

	As of
	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,878,147	$4,992,145
Investments	17,219,179	21,253,866
Vendor receivable	-	173,499
Prepaid expenses and other current assets	1,068,133	527,380
Total current assets	21,165,459	26,946,890
Property and equipment, net	196,181	260,612
Intangible assets, net	18,696	19,309
Other assets	76,596	69,620
Total assets	$21,456,932	$27,296,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$308,605	$371,993
Accrued liabilities	76,666	196,020
Accrued payroll and other compensation	358,572	754,314
Note payable, net of debt discount and offering costs of $0 and $8,723 as of June 30, 2022 and December 31, 2021, respectively	-	366,277
Total liabilities	743,843	1,688,604

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.001 par value, Authorized 180,000,000 shares; Issued and outstanding 86,981,684 shares as of June 30, 2022 and 86,339,567 as of December 31, 2021	86,982	86,340
Additional paid-in capital	111,346,910	110,255,549
Accumulated deficit	(90,720,803)	(84,734,062)
Total stockholders’ equity	20,713,089	25,607,827
Total liabilities and stockholders’ equity	$21,456,932	$27,296,431

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2022	2021	2022	2021

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,186,900	2,617,675	2,693,208	5,272,447
General and administrative	1,556,785	2,584,364	3,301,703	3,943,043
Total operating expenses	2,743,685	5,202,039	5,994,911	9,215,490
Operating loss	(2,743,685)	(5,202,039)	(5,994,911)	(9,215,490)

Other income (expense):
Interest income	18,717	(33)	18,717	3,140
Interest expense	-	(10,425)	(1,824)	(24,985)
Amortization of debt discount and offering costs	-	(10,868)	(8,723)	(24,374)
Total other income (expense)	18,717	(21,326)	8,170	(46,219)
Net loss	$(2,724,968)	$(5,223,365)	$(5,986,741)	$(9,261,709)
Basic and diluted net loss per share	$(0.03)	$(0.08)	$(0.07)	$(0.15)
Weighted average common shares outstanding - basic and diluted	86,981,684	61,860,023	86,854,721	61,710,979

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